Exhibit 99.1

Media:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports First Quarter 2006 Results

MARIETTA, Ga., May 3, 2006. Graphic Packaging Corporation (NYSE: GPK) today reported a net loss for first quarter 2006 of $31.5 million or $(0.16) per diluted share, based upon 198.7 million shares. This compares to a first quarter 2005 net loss of $29.6 million, or $(0.15) per diluted share, based upon 198.6 million shares.

The first quarter net loss was impacted by higher costs for key production inputs and services, as well as manufacturing variances at the Company’s West Monroe, LA paper mill. These negative factors were partially offset by higher pricing on board and carton business, ongoing cost cutting initiatives and benefits from the Company’s manufacturing initiatives. Due to seasonality in its core packaging business, the Company’s first quarter results normally reflect relatively lower sales and higher working capital levels in preparation for the spring and summer high season.

“We are seeing improved pricing as a result of contractual pass-throughs, particularly on the food and consumer products side of the business,” said Stephen M. Humphrey, President and Chief Executive Officer. “Despite approximately $17 million in cost inflation and the manufacturing issues at our West Monroe, LA mill, earnings were essentially flat to the 2005 first quarter due to higher pricing and another solid quarter of cost reduction.”

“In addition, we experienced lower manufacturing costs for beer cartons as production has shifted from the now closed Clinton, MS plant to our new 67-inch gravure press at our West Monroe, LA converting plant.  Although beer volumes continue to be soft, we expect our beer carton mix to improve as Miller Brewing Company began to implement Graphic Packaging’s new Vertical

Vendor™ during the first quarter. This package was commercialized in record time to focus on customer convenience. The vertical design of the carton not only allows consumers to carry the box with one hand, but also offers a consumer-friendly refrigerator storage and dispensing solution for bottles. Miller Brewing is replacing its current package with the vertical vendor design for all its core brands.”

Net Sales

Net sales decreased 0.4% to $580.4 million during first quarter 2006, compared to first quarter 2005 net sales of $583.0 million. Attached is supplemental data showing net sales and net tons sold for the first quarter of 2006 and the four quarters of 2005. When comparing against the prior year quarter, net sales in the first quarter of 2006 were impacted by:

•                  A 5.5% decline in beverage carton sales within North America. The reduction was primarily driven by weaker overall demand for beer cartons;

•                  A negative impact of $6.5 million due to translation related to unfavorable foreign currency exchange rates. Total international sales decreased 1.8% from first quarter 2005, primarily due to a stronger dollar;

•                  Lower domestic open market roll stock and containerboard sales, although a large portion of these reductions was due to the utilization of more roll stock in the production of food and consumer product cartons.

Partially offsetting the above items was:

•                  A 3.4% increase in food and consumer product carton sales in North America. The increase was a result of both higher volumes and increased pricing.

In addition to Miller Brewing’s Vertical Vendor™, the Company continued to push future sales growth during the first quarter by rolling out several new innovative packaging solutions including:

•                  Graphic’s patented Z-Flute® application for Kraft Foods’ Wheat Thins®, Nilla Wafer®, Thinsations® and Lorna Doone®. Graphic Packaging now has a total of 19 different Z-Flute® packages in the marketplace with Kraft Foods;

•                  A 4-pack basket for Izze’s range of fruit beverages in glass bottles as well as a 4-pack no top flap carton designed for the energy drink brand Power Trip. Further growth in this “New Age” beverage arena is expected due to the placement of a new Graphic Packaging manufactured Quickflex 2100 packaging machine with Coca-Cola Bottling Co. Consolidated. This machine is capable of running a range of packages for Coke’s energy drink brands.

Income from Operations

Income from operations for first quarter 2006 increased to $14.3 million, compared to first quarter 2005 income from operations of $12.3 million. When comparing to the prior year quarter, income from operations was impacted by favorable pricing along with:

•                  An approximate $18 million reduction in operating costs as a result of ongoing continuous improvement programs and continued return from the Company’s manufacturing initiatives;

•                  Lower depreciation and amortization expense of $2.6 million. The decrease was primarily a result of the accelerated write-off of assets recorded in the prior year first quarter related to the Clinton, MS plant closure;

•                  Lower asset write-offs and favorable foreign exchange hedge settlements, shown in Other Expense, Net on the Income Statement.

Income from operations was negatively impacted by:

•                  An approximate $17 million in higher costs due to increased prices for energy, chemicals, freight, and labor and benefits. The majority of this increase was due to substantially higher year over year costs for natural gas;

•                  Manufacturing variances of approximately $9 million primarily related to an unexpected failure in a major turbine generator at the Company’s West Monroe, LA paper mill. The unprecedented turbine failure caused machine downtime resulting in reduced production of approximately 4,000 tons of roll-stock. This event also resulted in additional costs associated with purchases of outside energy and repair of the turbine.

Other Results

Net interest expense was $41.3 million for first quarter 2006, as compared to net interest expense of $37.1 million for first quarter 2005. The increase was a result of higher interest rates.

During the first quarter of 2006, the Company’s total debt increased by $58.4 million to $2,036.7 million, as compared to $1,978.3 million at year-end 2005. The increase was a result of seasonal factors, including semi-annual interest payments related to the Company’s fixed rate bonds. Total debt was $62.2 million lower than the first quarter 2005 debt balance of $2,098.9 million.

The Company incurred $4.6 million of income tax expense in the first quarter, of which $4.9 million was a non-cash charge related to amortization of goodwill for tax purposes. The remainder of tax expense/benefit is related to operations in foreign countries, as the Company has a $1.2 billion net operating loss that is available to shelter future taxable income in the United States, subject to certain limitations as described in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

Capital expenditures for first quarter 2006 were $15.8 million.

EBITDA for first quarter 2006 was $64.1 million versus $64.7 million for first quarter 2005. Credit Agreement EBITDA for first quarter 2006 was $71.8 million, versus $75.1 million for first quarter 2005. Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a non-GAAP financial measure used to determine compliance with certain covenants thereunder. Credit Agreement EBITDA should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity. Borrowings under the Credit Agreement are a key source of the Company’s liquidity. A tabular reconciliation of EBITDA and Credit Agreement EBITDA to Net Loss is attached to this release.

Earnings Call

The Company will host a conference call at 10:00 am (EDT) on Thursday, May 4, 2006 to discuss the results of first quarter 2006. To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call (Conference ID# 7270172). Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com. Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations related  to beer carton mix included in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategies, continuing pressure for lower cost products, increases and volatility in raw materials and energy costs, rising labor costs, our ability to pass these increased costs on to our customers, unfavorable currency translation movements and other risks of conducting business internationally, and the impact of  regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the Company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation, headquartered in Marietta, Georgia, is a leading provider of paperboard packaging solutions to multinational food, beverage and other consumer products companies. The Company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Millions, Except Share Amounts)
(Unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and Equivalents	$6.8	$12.7
Receivables, Net	231.3	216.3
Inventories	320.1	298.5
Other Current Assets	27.7	26.1
Total Current Assets	585.9	553.6

Property, Plant and Equipment, Net	1,529.7	1,551.5
Goodwill	642.7	642.6
Intangible Assets, Net	154.8	157.3
Deferred Tax Assets	350.8	350.8
Other Assets	96.4	100.2

Total Assets	$3,360.3	$3,356.0

LIABILITIES

Current Liabilities:
Short Term Debt	$12.1	$11.0
Accounts Payable and Other Accrued Liabilities	380.0	409.6
Total Current Liabilities	392.1	420.6

Long Term Debt	2,024.6	1,967.3
Deferred Tax Liabilities	466.2	461.5
Other Noncurrent Liabilities	242.8	237.9
Total Liabilities	3,125.7	3,087.3

SHAREHOLDERS’ EQUITY

Preferred Stock, par value $.01 per share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock, par value $.01 per share; 500,000,000 shares authorized; 198,698,698 and 198,663,007 shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	2.0	2.0
Capital in Excess of Par Value	1,169.7	1,169.6
Unearned Compensation	—	(0.1)
Accumulated Deficit	(832.1)	(800.6)
Minimum Pension Liability Adjustment	(90.0)	(90.0)
Accumulated Derivative Instruments (Loss) Gain	(0.3)	5.2
Cumulative Currency Translation Adjustment	(14.7)	(17.4)
Total Shareholders’ Equity	234.6	268.7
Total Liabilities and Shareholders’ Equity	$3,360.3	$3,356.0

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005

Net Sales	$580.4	$583.0
Cost of Sales	513.2	515.8
Selling, General and Administrative	49.6	47.7
Research, Development and Engineering	3.0	2.3
Other Expense, Net	0.3	4.9
Income from Operations	14.3	12.3
Interest Income	0.2	0.1
Interest Expense	(41.5)	(37.2)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(27.0)	(24.8)
Income Tax Expense	(4.6)	(4.9)
Equity in Net Earnings of Affiliates	0.1	0.1
Net Loss	$(31.5)	$(29.6)

Loss Per Share—Basic	$(0.16)	$(0.15)
Loss Per Share—Diluted	$(0.16)	$(0.15)

Weighted Average Number of Shares Outstanding—Basic	198.7	198.6
Weighted Average Number of Shares Outstanding—Diluted	198.7	198.6

GRAPHIC PACKAGING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in Millions)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(31.5)	$(29.6)
Noncash Items Included in Net Loss:
Depreciation and Amortization	49.8	52.4
Deferred Income Taxes	4.9	4.8
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	6.4	7.0
Amortization of Deferred Debt Issuance Costs	2.2	2.0
Other, Net	0.6	3.2
Changes in Operating Assets & Liabilities	(75.3)	(75.4)
Net Cash Used in Operating Activities	(42.9)	(35.6)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(15.8)	(33.3)
Change in Other Assets	(5.3)	(4.4)
Net Cash Used in Investing Activities	(21.1)	(37.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	210.5	161.7
Payments on Revolving Credit Facilities	(151.9)	(88.1)
Other, Net	(0.3)	0.9
Net Cash Provided by Financing Activities	58.3	74.5
Effect of Exchange Rate Changes on Cash	(0.2)	(0.2)
Net (Decrease) Increase in Cash and Equivalents	(5.9)	1.0
Cash and Equivalents at Beginning of Period	12.7	7.3
Cash and Equivalents at End of Period	$6.8	$8.3

GRAPHIC PACKAGING CORPORATION
Unaudited Supplemental Data

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
2005
Net Tons Sold (000’s):
Paperboard Packaging	452.2	491.8	473.9	455.4
Containerboard/Other	55.1	51.6	47.4	48.7
Total	507.3	543.4	521.3	504.1

Net Sales ($Millions):
Paperboard Packaging	$559.0	$600.3	$585.9	$552.6
Containerboard/Other	24.0	22.7	19.5	20.0
Total	$583.0	$623.0	$605.4	$572.6

2006
Net Tons Sold (000’s):
Paperboard Packaging	453.9
Containerboard/Other	47.6
Total	501.5	—	—	—

Net Sales ($Millions):
Paperboard Packaging	$560.3
Containerboard/Other	20.1
Total	$580.4	$—	$—	$—

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of its performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended
	March 31,	March 31,
(Amounts in Millions)	2006	2005
Net Loss	$(31.5)	$(29.6)
Add (Subtract):
Income Tax Expense	4.6	4.9
Equity in Net Earnings of Affiliates	(0.1)	(0.1)
Interest Expense, Net	41.3	37.1
Depreciation and Amortization	49.8	52.4

EBITDA	64.1	64.7

Credit Agreement Adjustments (A)	7.7	10.4

Credit Agreement EBITDA (B)	$71.8	$75.1

Notes:

(A) Credit agreement adjustments include non-cash charges for pension, postretirement and postemployment benefits, write-down of assets, and merger related expenses deducted in determining net income and dividends from equity investments.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.